FOUNDER WARRANT PURCHASE AGREEMENT

THIS FOUNDER WARRANT PURCHASE AGREEMENT (this “Agreement”) is made as of [●], 2007, between Secure America Acquisition Corporation, a Delaware corporation (the “Company”), and SECURE AMERICA ACQUISITION HOLDINGS, LLC, a Delaware limited liability company (the “Purchaser”). Except as otherwise indicated herein, capitalized terms used herein are defined in Section 7 hereof.

WHEREAS, the Purchaser is an entity affiliated with the officers and directors of the Company; and

WHEREAS, in furtherance of the Company’s plan to obtain funding through an initial public offering (the “Offering”) of its units (the “Units”), each Unit consisting of one share of common stock (the “Common Stock”), par value $0.0001 per share, of the Company (the “Unit Common Stock”) and one warrant to purchase one share of Common Stock (each, a “Unit Warrant” and collectively, the “Unit Warrants”), and to demonstrate its commitment to this plan, the Purchaser desires to make an investment in the Company by purchasing 1,525,000 warrants (each, a “Founder Warrant” and collectively, the “Founder Warrants” ) on the terms and conditions described herein.

NOW THEREFORE, the parties to this Agreement hereby agree as follows:

Section 1. Authorization, Purchase and Sale; Terms of the Founder Warrants.

A. Authorization of the Founder Warrants. The Company has authorized, and hereby ratifies such authorization by execution hereof, the issuance and sale to the Purchaser of an aggregate of 1,525,000 Founder Warrants. Each Founder Warrant shall, upon exercise and payment of the exercise price specified therein, entitle the holder to purchase one share of the Company’s Common Stock.

B. Purchase and Sale of the Founder Warrants. The Company shall sell to the Purchaser, and subject to the terms and conditions set forth herein, the Purchaser shall purchase from the Company, prior to the effectiveness of the Registration Statement, 1,525,000 Founder Warrants. The purchase price of each Founder Warrant shall be $1.00 per warrant (the “Purchase Price”), which shall be paid in immediately available funds through wire transfers to the trust account (the “Trust Account”) to be established pursuant to that certain Investment Management Trust Agreement by and between the Company and Continental Stock Transfer & Trust Company (“Continental”). The aggregate Purchase Price shall be wired to the Trust Account by the Purchaser so as to be on deposit in the Trust Account not less than 24 hours prior to the effectiveness of the Registration Statement. Amounts so received in the Trust Account shall be credited against the purchase obligations of the Purchaser.

C. Terms of the Founder Warrants. The Founder Warrants shall carry rights and terms identical to those possessed by the Unit Warrants described in the Registration Statement, subject to the following exceptions: (i) the Founder Warrants are not subject to redemption so long as they are owned by the Purchaser or its members as of the date of this Agreement, (ii) the Founder Warrants may be exercised on a cashless basis while the Unit Warrants cannot be exercised on a cashless basis and (iii) upon an exercise of the Founder Warrants, the holder of the Founder Warrants will receive unregistered shares of Common Stock. The Founder Warrants will be differentiated from Warrants sold in the Offering through the legends contained on the certificates representing the Founder Warrants indicating the restrictions and rights specifically applicable to such Founder Warrants as are described in the Registration Statement.

D. Transfer Restrictions. The Founder Warrants, subject to certain limited exceptions described below, will not be transferable or salable until they are released from escrow, which will not occur until the later of (a) one year after the date of the final prospectus included in the Registration Statement and (b) sixty days after the consummation of the Company’s intitial Business Combination. Prior to their release from escrow, the Founder Warrants may be transferred (i) to persons or entities controlling, controlled by, or under comon control with the Founder, or to any stockholder, member, partner or limited partner of such entity, or (ii) to family members and trusts of permitted assignees for estate planning purposes or, upon the death of any such person, to an estate or beneficiaries of permitted assignees. In each case, such transferees will be subject to the same transfer restrictions as the Founder until after the Company completes its initial Business Combination.

Section 2. The Closing. The closing of the purchase and sale of the Founder Warrants to the Purchaser (the “Closing”) shall take place immediately prior to the effectiveness of the Registration Statement. At the Closing, the Company shall deliver warrant certificates evidencing the Founder Warrants to be purchased by the Purchaser hereunder to Continental, acting as escrow agent, pursuant to the founder warrant escrow agreement, by and among the Company, Continental and the Purchaser (the “Founder Warrant Escrow Agreement”), registered in the Purchaser’s name, upon the payment of the aggregate purchase price therefor, by wire transfer of immediately available funds to the Trust Account pursuant to Section 1.B. above.

Section 3. Representations, Warranties and Covenants of the Purchaser. As a material inducement to the Company to enter into this Agreement and issue and sell the Founder Warrants to the Purchaser, the Purchaser hereby represents, warrants and covenants to the Company that:

A. Capacity and State Law Compliance.

(i)   The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business in every jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on the financial condition, operating results or assets of the Purchaser.

(ii)   The execution, delivery and performance of this Agreement by the Purchaser will have been duly authorized by the Purchaser as of the Closing.

(iii) To the Purchaser’s knowledge, the Purchaser has engaged in the transactions contemplated by this Agreement within a state in which the offer and sale of the Founder Warrants is permitted under applicable securities laws. The Purchaser understands and acknowledges that the purchase of Common Stock upon exercise of the Founder Warrants may require the registration of such Common Stock under federal and/or state securities laws or the availability of an exemption from such registration requirements.

B. Authorization; No Breach.

(i)  The Purchaser has the full right, power and authority to enter into this Agreement, and this Agreement constitutes a valid and binding obligation of the Purchaser, enforceable in accordance with its terms.

(ii) The execution and delivery by the Purchaser of this Agreement, and the fulfillment of and compliance with the terms hereof by the Purchaser do not, and shall not as of the Closing, conflict with or result in a breach of the terms, conditions or provisions of any other agreement, instrument, order, judgment or decree to which the Purchaser is subject.

C. Investment Representations.

(i)  The Purchaser is acquiring the Founder Warrants and, upon exercise thereof, will acquire the Common Stock issuable upon such exercise (collectively, the “Securities”), for its own account, for investment only and not with a view towards, or for resale in connection with, any public sale or distribution thereof.

(ii) The Purchaser is an “accredited investor” as defined in Rule 501(a)(3) of Regulation D.

(iii) The Purchaser understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws, and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties and agreements of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire such Securities.

(iv) The Purchaser did not decide to enter into this Agreement as a result of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act, including the filing of the Registration Statement.

(v) By virtue of the Purchaser’s affiliation with officers and directors of the Company, the Purchaser has access to all materials relating to the business, finances and operations of the Company and materials relating to the offer and sale of the Securities. The Purchaser has been afforded the opportunity to ask questions of the other executive officers and directors of the Company. The Purchaser understands that its investment in the Securities involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision with respect to its acquisition of the Securities. The Purchaser has received and reviewed a copy of the Registration Statement, including, without limitation, the language therein under the caption “Risk Factors.”

(vi) The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on, or made any recommendation or endorsement of, the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.

(vii) The Purchaser understands that: (A) the Securities have not been registered under the Securities Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (x) subsequently registered thereunder or (y) sold in reliance on an exemption therefrom; and, (B) except as specifically set forth in the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register such Securities under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. In this regard, the Purchaser represents that it is familiar with Rule 144 adopted pursuant to the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act. The Purchaser is able to bear the economic risk of its investment in the Securities for an indefinite period of time.

(viii) The Purchaser is an investor in securities of companies in the development stage and acknowledges that it has knowledge and experience in financial and business matters, knows of the high degree of risk associated with investments generally and particularly investments in the securities of companies in the development stage such as the Company, is capable of evaluating the merits and risks of an investment in the Securities and is able to bear the economic risk of an investment in the Securities in the amount contemplated hereunder. The Purchaser has adequate means of providing for its current financial needs and contingencies and will have no current or anticipated future needs for liquidity which would be jeopardized by the investment in the Securities. The Purchaser can afford a complete loss of its investment in the Securities.

(ix) Without in any way limiting the representations set forth above, the Purchaser agrees not to make any disposition of the Securities (or any part thereof) unless and until:

(A) There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(B)  the Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition and, if reasonably requested by the Company, the Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such Securities under the Securities Act. Notwithstanding the foregoing, the Purchaser also understands and acknowledges that the transfer or exercise of the Founder Warrants is subject to the specific conditions to such transfer or exercise as outlined herein, as to which the Purchaser specifically assents by its execution hereof.

D. No Group. By virtue of the Purchaser’s purchase of the Founder Warrants under this Agreement, such participation shall not be construed so as to make the Purchaser part of, or a participant in, a “group” as defined in Rule 13d-5 of the Exchange Act with respect to any securities of the Company.

E. Rescission Right Waiver and Indemnification.

(i) The Purchaser understands and acknowledges that an exemption from the registration requirements of the Securities Act requires that there be no general solicitation of purchasers of the Founder Warrants. In this regard, if the Offering were deemed to be a general solicitation with respect to the Founder Warrants, the offer and sale of such Founder Warrants might not be exempt from registration and, if not, the Purchaser would have a prima facie claim, subject to applicable defenses, to rescind its purchase of the Founder Warrants. In order to facilitate the completion of the Offering and in order to protect the Company, its stockholders and the Trust Account from claims that may adversely affect the Company or the interests of its stockholders, the Purchaser hereby agrees to waive, to the maximum extent permitted by applicable law, any claims, right to sue or rights in law or arbitration, as the case may be, to seek rescission of its purchase of the Founder Warrants. The Purchaser acknowledges and agrees that this waiver is being made in order to induce the Company to sell the Founder Warrants to the Purchaser. The Purchaser further agrees that the foregoing waiver of rescission rights shall, to the extent permitted under applicable law, apply to any and all known or unknown actions, causes of action, suits, claims, or proceedings (collectively, “Rescission Claims”) and related losses, costs, penalties, fees, liabilities and damages, whether compensatory, consequential or exemplary, and expenses in connection therewith (collectively, “Losses and Expenses”), including, without limitation, reasonable attorneys’ and expert witness fees and disbursements and all other expenses reasonably incurred in investigating, preparing or defending against any Rescission Claims, whether pending or threatened, in connection with any present or future actual or asserted right to rescind the purchase of the Founder Warrants hereunder or relating to the purchase of the Founder Warrants and the transactions contemplated hereby.

(ii) The Purchaser hereby waives any and all right, title, interest or claim of any kind in or to any distributions from the Trust Account with respect to any shares of Common Stock acquired by the Purchaser in connection with the exercise of the Founder Warrants purchased pursuant to this Agreement (“Claim”) and hereby waives any Claim the undersigned may have in the future as a result of, or arising out of, any contracts or agreements with the Company and will not seek recourse against the Trust Account for any reason whatsoever.

(iii) The Purchaser agrees to indemnify and hold harmless the Company and the Trust Account against any and all Losses and Expenses whatsoever to which the Company and the Trust Account may become subject as a result of the purchase of the Founder Warrants by the Purchaser, including, but not limited to, any Claim by the Purchaser, but only to the extent necessary to ensure that such Losses and Expenses do not reduce the amount in the Trust Account. Further, the Purchaser agrees to indemnify and hold harmless SunTrust Robinson Humphrey, Inc., individually and as representative of the underwriters (“SunTrust”) against any and all Losses and Expenses whatsoever to which SunTrust may become subject as a result of the purchase of the Founder Warrants by the Purchaser, including, but not limited to, any Claim by the Purchaser.

(iv) The Purchaser acknowledges and agrees that the stockholders of the Company, including those who purchase the Units in the Offering, are and shall be third-party beneficiaries of the foregoing provisions of Section 3.E. of this Agreement.

(v) The Purchaser agrees that, to the extent any waiver of rights under this Section 3.E. is ineffective as a matter of law, the Purchaser has offered such waiver for the benefit of the Company as an equitable right that shall survive any statutory disqualification or bar that applies to a legal right. The Purchaser further acknowledges the receipt and sufficiency of consideration received from the Company hereunder in this regard.

Section 4. Conditions Precedent to Closing.

A. The obligations of the Company to the Purchaser under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

(i) Representations and Warranties. The representations and warranties of the Purchaser contained in Section 3 shall be true at and as of the Closing as though then made.

(ii) Performance. The Purchaser shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

(iii) Corporate Consents. The Company shall have obtained the consent of its Board of Directors authorizing the execution, delivery and performance of this Agreement and the issuance and sale of the Founder Warrants hereunder.

B. This Agreement evidences the agreement between the Company, on the one hand, and the Purchaser, on the other hand. Accordingly the Company may (but shall not be required to) waive any closing condition with respect to the Purchaser.

Section 5. Termination. This Agreement may be terminated by agreement of the Company and the Purchaser at any time prior to the consummation of the Closing if the Offering is not closed within the time periods described in the Underwriting Agreement after the Registration Statement is declared effective, and this Agreement shall automatically terminate without any further action by any party and thereafter be null and void upon termination of the Underwriting Agreement or the Offering.

Section 6. Survival. All of the representations, warranties, covenants and agreements contained in Section 3 shall survive the Closing for a period of six (6) months, except as otherwise specifically provided herein.

Section 7. Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Business Combination” means a merger, stock exchange, asset acquisition, stock purchase or similar business combination of the Company with a target business or businesses and which meets the size, timing and other criteria outlined in the Registration Statement.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Person” means any individual, partnership, corporation, limited liability company, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity or any department, agency or political subdivision thereof.

“Registration Statement” means the Company’s registration statement on Form S-1 (File No. 333-144028), as the same has been, and may be, amended from time to time hereafter and filed with the Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Underwriting Agreement” means that certain underwriting agreement to be entered into by and among the Company and SunTrust immediately prior to the effectiveness of the Registration Statement.

Section 8. Miscellaneous.

A. Legends.

(i) The certificates evidencing the Founder Warrants will include the legend set forth below:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE. THESE SECURITIES ARE ALSO SUBJECT TO INVESTMENT REPRESENTATIONS AND RESTRICTIONS ON TRANSFER OR SALE PURSUANT TO A FOUNDER WARRANT PURCHASE AGREEMENT DATED [●], 2007, WHICH RESTRICTS THE TRANSFER THEREOF AS PROVIDED IN THE FOUNDER WARRANT PURCHASE AGREEMENT, A COPY OF WHICH CAN BE OBTAINED FROM THE COMPANY AT ITS EXECUTIVE OFFICES. THESE SECURITIES ARE ALSO SUBJECT TO THE TERMS AND PROVISIONS OF A FOUNDER WARRANT ESCROW AGREEMENT DATED [●], 2007 WHICH RESTRICTS THE TRANSFER THEREOF AS PROVIDED THEREIN, A COPY OF WHICH CAN BE OBTAINED FROM THE COMPANY AT ITS EXECUTIVE OFFICES.

(ii) By accepting the certificates bearing the aforesaid legend, the Purchaser agrees, prior to any permitted transfer of the Founder Warrants represented by the certificates and subject to the restrictions contained herein, to give written notice to the Company expressing its desire to effect such transfer and describing briefly the proposed transfer. Upon receiving such notice, the Company shall present copies thereof to its counsel and the following provisions shall apply:

(x) subject to the transfer restrictions contained elsewhere in this Agreement, if, in the reasonable opinion of counsel to the Company, the proposed transfer of such Founder Warrants may be effected without registration under the Securities Act and applicable state securities acts, the Company shall promptly thereafter notify the Purchaser, whereupon the Purchaser shall be entitled to transfer such Founder Warrants, all in accordance with the terms of the notice delivered by the Purchaser and upon such further terms and conditions as shall be required to ensure compliance with the Securities Act and the applicable state securities acts, and, upon surrender of the certificate evidencing such Founder Warrants, in exchange therefor, a new certificate not bearing a legend of the character set forth above if such counsel reasonably believes that such legend is no longer required under the Securities Act and the applicable state securities acts; and

(y) subject to the transfer restrictions contained elsewhere in this Agreement, if, in the reasonable opinion of counsel to the Company, the proposed transfer of such Founder Warrants may not be effected without registration under the Securities Act or the applicable state securities acts, a copy of such opinion shall be promptly delivered to the Purchaser, and such proposed transfer shall not be made unless such registration is then in effect.

(iii) The Company may, from time to time, make stop transfer notations in its records and deliver stop transfer instructions to its transfer agent to the extent its counsel considers it necessary to ensure compliance with the Securities Act and the applicable state securities acts.

B. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto, whether so expressed or not. Notwithstanding the foregoing or anything to the contrary herein, the parties may not assign this Agreement.

C. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

D. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts, taken together, shall constitute one and the same Agreement. Facsimile signatures shall be deemed originals for all purposes hereunder.

E. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation.

F. Governing Law. The general corporation law of the State of Delaware shall govern all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of Delaware.

G. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent:

if to the Company, to:

Secure America Acquisition Corporation
1005 North Glebe Road, Suite 550
Arlington, VA 22201
Attn: Harvey L. Weiss, Co-Chief Executive Officer

with a copy (which shall not constitute notice) to:

Mintz Levin Cohn Ferris Glovsky and Popeo, P.C.
666 Third Avenue, 25th Floor
New York, New York 10017
Attn: Kenneth R. Koch, Esq.

and if to Purchaser:

Secure America Acquisition Holdings, LLC
1005 North Glebe Road, Suite 550
Arlington, VA 22201
Attn: C. Thomas McMillen, Chief Executive Officer

or in any case to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

H. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

{Remainder of page left intentionally blank. Signature page(s) to follow}

IN WITNESS WHEREOF, the undersigned have executed this Founder Warrant Purchase Agreement as of the date first written above.

COMPANY:	SECURE AMERICA ACQUISITION CORPORATION

	By:	/s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: Co-Chief Executive Officer and Chairman

PURCHASER:	SECURE AMERICA ACQUISITION HOLDINGS, LLC

	By:	/s/ C. Thomas McMillen
Name: C. Thomas McMillen
Title: Chief Executive Officer